Exhibit 10.3

TAX MATTERS AGREEMENT
BETWEEN
VORNADO REALTY TRUST
AND
URBAN EDGE PROPERTIES
DATED AS OF [•], 2015

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7.4	Covenants of Parent	19
7.5	Spinco Representations	20
7.6	Parent Representations	20
7.7	Notices and Exceptions	20
7.8	Relief	20
7.9	Operating Rule	21

SECTION 8. General Provisions		21

8.1	Predecessors or Successors	21
8.2	Construction	21
8.3	Counterparts	21
8.4	Notices	21
8.5	Amendments	22
8.6	Assignment	22
8.7	Successors and Assigns	23
8.8	Change in Law	23
8.9	Authorization, Etc.	23
8.10	Termination	23
8.11	Subsidiaries	23
8.12	Third-Party Beneficiaries	23
8.13	Governing Law	23
8.14	Waiver of Jury Trial	24
8.15	Severability	24
8.16	Waiver	24
8.17	No Double Recovery	24
8.18	No Strict Construction; Interpretation	24

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”) is dated as of [•], 2015, by and among Vornado Realty Trust, a Maryland real estate investment trust (“Parent”) and Urban Edge Properties, a Maryland real estate investment trust and a Subsidiary of Parent immediately prior to the Distribution (as defined below) (“Spinco” and, together with Parent, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, the board of directors of Parent determined that, based on the Corporate Business Purposes (as defined below), it is in the best interests of Parent and its stockholders to separate the businesses of Spinco from Parent’s other businesses on the terms and conditions set forth in the Separation and Distribution Agreement by and among Parent, VRLP, Spinco and  Urban Edge Properties L.P., a Delaware limited partnership (“Spinco OP”), dated on or about the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, the board of directors of Parent has authorized the distribution of [•]% of all the issued and outstanding common shares, par value $0.01 per share, of Spinco (the “Spinco Shares”) to the holders of record, as of the record date, of common shares of Parent, par value $0.04 per share (“Parent Shares”) entitled to participate in such distributions, with such distribution to be made on a pro rata basis, with each holder of Parent Shares as of the record date entitled to receive one Spinco Shares for every two Parent Shares (such distribution, the “Distribution”);

WHEREAS, Parent and Spinco intend the VRLP Contribution (as defined below) to qualify as a tax-free transaction described under Sections 351(a) and 1032(a) of the Code (as defined below);

WHEREAS, Parent and Spinco intend the VRLP Distribution (as defined below) to qualify, with respect to Parent, as a tax-free distribution under Section 731(a) of the Code (as defined below);

WHEREAS, Parent and Spinco intend the Distribution to qualify for the Tax-Free Status (as defined below);

WHEREAS, the boards of directors of Parent and Spinco have each determined that the Distribution and the other transactions contemplated by the Separation and Distribution Agreement are in furtherance of and consistent with the Corporate Business Purposes and, as such, are in the best interests of their respective companies and stockholders and have approved the Separation and Distribution Agreement;

WHEREAS, the Parties intend the Separate Contribution (as defined below) to qualify as a partnership contribution described under Section 721(a) of the Code (as defined below), and Spinco and Spinco OP intend the Spinco Contribution  (as defined below) to qualify as a partnership contribution described under Section 721(a) of the Code (as defined below);

WHEREAS, the Parties set forth in the Separation and Distribution Agreement the principal arrangements between them regarding the separation of the Spinco Group from the Parent Group; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1.  Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Agreed Treatment” means the treatment of (i) the VRLP Contribution as a tax-free transaction described under Sections 351(a) and 1032(a) of the Code, (ii) the VRLP Distribution with respect to Parent as a tax-free distribution under Section 731(a) of the Code, (iii) the Distribution in accordance with the Tax-Free Status, and (iv) the Separate Contribution as a partnership contribution described under Section 721(a) of the Code.

“Agreement” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Parent and Spinco.

“Company” means Parent or Spinco, as the context requires.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Corporate Business Purposes” means the corporate business purposes as set forth in Ruling Request.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the Date on which Parent distributes the Spinco Shares to the holders of the Parent Shares.

“Distribution Taxes” means any (i) Taxes arising from a Relevant Final Determination (including, for the avoidance of doubt, (1) Taxes imposed because “Section 1374 treatment” (as that phrase is defined in Treasury Regulations Section 1.337(d)-7(b)) applies and (2) Spin-Failure Related REIT Compliance Taxes) and all reasonable costs and expenses associated with such Taxes and (ii) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, resulting from the failure or alleged failure of the Distribution to qualify for the Tax-Free Status and all reasonable costs and expenses associated with such payments.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Equity Interest” shall mean any instrument treated as equity for United States federal income tax purposes.

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought that is reasonably satisfactory to the Party seeking such opinion.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote, or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of Local Tax Law.

“Group” means the Parent Group or the Spinco Group, as the context requires.

“Indemnification-Receipt Related Corporate Taxes” means Taxes imposed on a Parent Indemnified Party at the entity level if, as the result of a accruing or receiving an amount required to be paid pursuant to Sections 2.2(a)(i) or 2.2(a)(ii), such party is unable to comply with the requirements of operating as a REIT (including as a result of Spinco failing to qualify as a REIT for any period).

“Indemnified Party” shall mean each Spinco Indemnified Party and each Parent Indemnified Party, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 4.4.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any federal, state, local or foreign court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Local” means pertaining to a jurisdiction (whether within or outside the United States of America), other than the Federal Government of the United States of America.

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Non-Preparer” means any Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

“Parent” has the meaning set forth in the preamble hereof.

“Parent Business” means the “Segment A Active Business,” as set forth in the Ruling Request that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Parent, as represented in the Ruling Request.

“Parent Group” means Parent and each Subsidiary of Parent (but only while such Subsidiary is a Subsidiary of Parent) other than any Person that is a member of the Spinco Group (but only during the period such Person is treated as a member of the Spinco Group).

“Parent Indemnified Party” includes each member of the Parent Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Parent Shares” has the meaning set forth in the recitals to this Agreement.

“Parent Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Parent in Section 7.1 or 7.4 of this Agreement.

“Parties” has the meaning set forth in the preamble hereof.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under Section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under Section 6072 of the Code is required, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Permitted Acquisition” means any acquisition (as a result of the Distribution) of Spinco Shares solely by reason of holding Parent Shares, but does not include such an acquisition if such Parent Shares, before such acquisition, was itself acquired in a manner to which the flush language of Section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, Section 355(e)(3)(A)(i), (ii), (iii) or (iv) not to apply).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

“Real Estate Taxes” means ad valorem and other property Taxes measured by reference to the value of realty and not measured by reference to income or gross receipts.

“Receiving Party” has the meaning set forth in Section 6.3.

“REIT” means a real estate investment trust within the meaning of section 856 of the Code.

“REIT Compliance Taxes” means any Taxes that are described in Section 2.2(a)(ii) and Section 2.2(a)(iii).

“Relevant Final Determination” means a Final Determination that the Distribution failed to qualify for the Tax-Free Status (including, for the avoidance of doubt, as a result of the application of Section 355(d) or Section 355(e) of the Code).

“Relevant Gain” means, in respect of a Party to be indemnified, gain or income that arises to such Party as a result of a Relevant Final Determination.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Restricted Action” means any action by Spinco or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.3; and, for the avoidance of doubt, an action shall be and remain a Restricted Action even if Spinco or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.7.

“Restriction Period” means the period beginning on the Distribution Date and ending twenty-four (24) months after the Distribution Date.

“Ruling” means the private letter ruling that was issued to Parent in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the Distribution filed on behalf of Parent with the IRS, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith and including the pre-submission materials submitted by Parent to the IRS; provided that, to the extent that any of the foregoing materials are inconsistent with any other of the foregoing materials, the later-dated materials shall control.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to Parent in both form and substance.

“Separate Contribution” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“Spinco” has the meaning set forth in the preamble hereof.

“Spinco Business” means the “Segment C Active Business,” as set forth in the Ruling Request, that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Spinco, as represented in the Ruling Request.

“Spinco Contribution” means the contribution by Spinco to Spinco OP of properties, as described in the Separation and Distribution Agreement, in exchange for units of equity interests of Spinco OP

“Spinco Group” means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Spinco and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Spinco and each Subsidiary of Spinco (but only while such Subsidiary is a Subsidiary of Spinco).

“Spinco Indemnified Party” includes each member of the Spinco Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Spinco OP” has the meaning set forth in the recitals to this Agreement.

“Spinco Shares” has the meaning set forth in the recitals to this Agreement.

“Spinco Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Spinco in Section 7.1, 7.3, or 7.5 of this Agreement or the taking of a Restricted Action by Spinco.

“Spin-Failure Related REIT Compliance Taxes” means, in case of a Relevant Final Determination, and in respect of a Party that otherwise qualifies as a REIT (or would have so qualified in the absence of such Relevant Final Determination), Taxes imposed on such Party as a result of (i) such Party’s being treated as having failed to distribute, in the taxable year that includes the date of Distribution, any amount of Relevant Gain, (ii) the application of any of the provisions of Subchapter M of Chapter 1 of Subtitle A of the Code and any related provisions (including, for the avoidance of doubt, Section 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code) to such Party as a result of such Party’s having Relevant Gain, (iii) such party being unable to comply with the requirements of operating as a REIT as a result of recognizing any amount of Relevant Gain, and (iv) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with clauses (i), (ii), (iii) hereof, and all reasonable costs and expenses associated with such payments.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof (including, for the avoidance of doubt, any Local governmental authority) that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means Roberts & Holland LLP.

“Tax-Free Status” means the qualification the Distribution (a) as a transaction described in Section 355 of the Code, (b) as a transaction in which the stock distributed by Parent is “qualified property” for purposes of Section 355(d) and 355(e) of the Code, and (c) a transaction in which shareholders of Parent will not recognize gain or loss upon the Distribution under Section 355(a) of the Code.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Parent in connection with the Distribution.

“Tax Opinion Representations” means the representations made to Tax Counsel in connection with the Tax Opinion.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transactions” means the transactions contemplated by the Separation and Distribution Agreement and includes, for the avoidance of doubt, (i) the VRLP Contribution, (ii) the VRLP Distribution, (iii) the Distribution, and (v) the Separate Contribution.

“Transfer Taxes” means all U.S. federal or Local sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party hereto or any of its Subsidiaries in connection with the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by Parent.  For the avoidance of doubt, an Unqualified Opinion may be based on factual representations and assumptions that are reasonably satisfactory to Parent.

“VRLP” means Vornado Realty L.P., a Delaware limited partnership.

“VRLP Contribution” has the meaning assigned to such term in the Separation and Distribution Agreement.

“VRLP Distribution” has the meaning assigned to such term in the Separation and Distribution Agreement.

SECTION 2.  Allocation of Taxes and Tax-Related Losses.

2.1                               Allocation of Taxes.  Except as provided in Section 2.2 (Allocation of Distribution Taxes and Transfer Taxes), Taxes shall be allocated as follows:

(a)                                 Parent shall be liable for and shall be allocated (i) any Taxes attributable to members of the Parent Group for all periods, and (ii) any Taxes attributable to members of the Spinco Group for a Pre-Distribution Period.

(b)                                 Spinco shall be liable for and shall be allocated any Taxes attributable to members of the Spinco Group for any Post-Distribution Period.

(c)                                  Notwithstanding the provisions of Sections 2.1(a) and 2.1(b) (but subject to the provisions of Section 2.2), Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group before the Effective Time on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group after the Effective Time on the Distribution Date shall be allocated to the Post-Distribution Period.

(d)                                 Real Estate Taxes, whenever due, shall be borne and paid by the Party liable therefor under applicable Law and shall not be allocated pursuant to the other provisions of this Section 2.  As a result, Parent shall not be required to indemnify Spinco on account of any Real Estate Taxes and Spinco shall not be required to indemnify Parent on account of any Real Estate Taxes.

(e)                                  To the extent Parent is liable for Taxes under this Section 2.1, it shall indemnify Spinco for such Taxes.  To the extent Spinco is liable for Taxes under this Section 2.1, it shall indemnify Parent for such Taxes.

2.2                               Allocation of Distribution Taxes and Transfer Taxes.  Notwithstanding any other provision of this Agreement:

(a)                                 Spinco shall indemnify and hold harmless each Parent Indemnified Party from and against any liability of such party for

(i)                                     Distribution Taxes to the extent such Distribution Taxes result from a Spinco Taint, provided, however, that Spinco shall have no obligation to indemnify any Parent Indemnified Party hereunder if there has occurred, prior to such Spinco Taint, a Parent Taint from which such Distribution Taxes result; provided further, in the case Spinco’s obligation to indemnify arises pursuant to the provision of this Section 2.2(a)(i) immediately before this further proviso, Parent shall determine its REIT compliance requirements in its discretion and shall be under no obligation to minimize Spin-Failure Related REIT Compliance Taxes for the benefit of Spinco;

(ii)                                  Any Taxes imposed on such party under Sections 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code, as the result of accruing or receiving an amount required to be paid pursuant to Section 2.2(a)(i) or this Section 2.2(a)(ii) (including as a result of Spinco failing to qualify as a REIT for any period);

(iii)                               Any Indemnification-Receipt Related Corporate Taxes.

It is understood and agreed that, in determining the amounts payable under Section 2.2(a)(ii), 2.2(a)(iii) above, there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by Parent in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(a), and all reasonable costs and expenses associated with such payments.

(b)                                 Parent shall indemnify and hold harmless each Spinco Indemnified Party from and against any liability of such party for Distribution Taxes to the extent such Distribution Taxes result from a Parent Taint, provided, however, that Parent shall have no obligation to indemnify any Spinco Indemnified Party hereunder if there has occurred, prior to such Parent Taint, a Spinco Taint from which such Distribution Taxes result.

(c)                                  The Parties shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes.  If any Transfer Tax remains payable after application of the first sentence of this Section 2.2(c) and notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated to Spinco.

2.3                               Tax Payments.  Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

2.4                               Closing of Tax Year.  Each member of the Spinco Group shall, unless prohibited by applicable Tax Law, close its Tax Year on the Distribution Date for each applicable Tax (whatever and wherever located the Governmental Authority that imposes it).  If applicable Tax Law does not permit a member of the Spinco Group to close its Tax Year on the Distribution Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Distribution Date, on the one hand, and (ii) to the period subsequent to the Distribution Date, on the other hand, by means of a closing of the books and records of such member of the Spinco Group as of the close of the Distribution Date, provided that Taxes, exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period.

2.5                               Allocation of Tax Attributes.  Parent shall in good faith advise Spinco in writing of the portion, if any, of any earnings and profits and other Tax attributes which Parent determines shall be allocated or apportioned to the Spinco Group under applicable Tax Law.  Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance with such written notice.  In the event that, as a result of a Final Determination, the allocation provided by Parent is required to be adjusted in accordance with such Final Determination, Parent shall promptly notify Spinco in writing of such adjustment and Spinco and all members of the Spinco Group shall prepare all Tax Returns, from the date of such notification, in accordance with the adjusted amounts set forth in such notification.  For the avoidance of doubt, Parent shall not be liable to Spinco or any member of the Spinco Group for any failure of any determination under this Section 2.5 to be accurate under applicable Tax Law.

SECTION 3.  Preparation and Filing of Tax Returns.

3.1                               Returns.

(a)                                 Tax Returns to be Prepared by Parent.  Parent shall be responsible for preparing and filing (or causing to be prepared and filed):

(i)                                     all Tax Returns which relate to one or more members of the Parent Group for any Tax Year, and

(ii)                                  all Tax Returns which relate to one or more members of the Spinco Group for any Pre-Distribution Period or Straddle Period if such return includes a Tax for which Parent is liable under Section 2.1(a), provided, however, that Spinco shall furnish any relevant information, including pro-forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the Spinco Group necessary for completing any Tax Return for any Pre-Distribution Period or Straddle Period in a format suitable for inclusion in such return, and provided further, that Spinco shall have the right to review and reasonably comment with respect to items on such returns if and to the extent such items directly relate to a Tax for which Spinco would be liable under Section 2.1(b), such comments not to be unreasonably rejected.

(b)                                 Tax Returns to be Prepared by Spinco.  Subject to Section 3.1(d), Spinco shall be responsible for preparing and filing (or causing to be prepared and filed) all Tax Returns which relate to one or more members of the Spinco Group and for which Parent is not responsible under Section 3.1(a).

(c)                                  Agent.  Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), Spinco irrevocably designates, and agrees to cause each member of the Spinco Group to designate, Parent as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Parent may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Section 3.1(a)(ii).

(d)                                 Tax Returns Relating to Distribution Taxes.  No member of the Spinco Group shall file or caused to be filed any Tax Return which relates to matters involving Distribution Taxes without the consent of Parent.  Notwithstanding anything in this Agreement to the contrary, Parent shall not be liable for any Distribution Taxes under Section 2.2(b) to the extent such Distribution Taxes arise from a breach of this Section 3.1(d) by any member of the Spinco Group.

(e)                                  Manner of Tax Return Preparation.  Unless otherwise required by a Tax Authority, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, and, to the extent not inconsistent with this Agreement, the Ruling Request and the Ruling.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.  Subject to the preceding sentences of this Section 3.1(e), Parent shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 3.1(a) to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made on such Tax Return, (iv) whether any amended Tax Return(s) shall be filed, (v) whether any claim(s) for refund shall be made, (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (vii) whether to retain outside firms to prepare or review such Tax Returns.

3.2                               Provision of Information.

(a)                                 Parent shall provide to Spinco, and Spinco shall provide to Parent, any information about members of the Parent Group or the Spinco Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 and to properly and timely file all such Tax Returns.

(b)                                 If a member of the Spinco Group supplies information to a member of the Parent Group, or a member of the Parent Group supplies information to a member of the Spinco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.3                               Special Rules Relating to the Preparation of Tax Returns.  All Tax Returns that include any members of the Spinco Group or Parent Group shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Representations).  Except as otherwise set forth in this Agreement, all Tax Returns for which Parent is responsible under Section 3.1(a) shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in accordance with reasonable practices selected by Parent.

3.4                               Refunds, Credits or Offsets.

(a)                                 Any refunds, credits or offsets with respect to Taxes allocated to, and actually paid by, Parent (or actually paid, at whatever time, by any entity that was a Subsidiary of Parent during any period up to and including the Distribution Date) pursuant to this Agreement shall be for the account of Parent.  Any refunds, credits or offsets with respect to Taxes not allocated to Parent pursuant to the preceding sentence shall be for the account of Spinco.  For the avoidance of doubt, consistent with Section 2.1(d), any refunds, credits, or offsets with respect to Real Estate Taxes shall belong to the Party entitled thereto under applicable Law and shall not otherwise be allocated pursuant to this Section 3.4.

(b)                                 Parent shall forward to Spinco, or reimburse Spinco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Spinco within fifteen Business Days from receipt thereof by Parent.  Spinco shall forward to Parent, or reimburse Parent for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Parent within fifteen Business Days from receipt thereof by Spinco.  If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.4 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.5                               Carrybacks.  To the extent permitted under applicable Tax Laws, the Spinco Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period.  Any refund of or credit for Taxes resulting from any such carryback by a member of the Spinco Group that cannot be waived shall be payable to Spinco net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

3.6                               Amended Returns.  Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Spinco Group may be made (or be caused to be made) only by the Company responsible for preparing the original Tax Return with respect to such member pursuant to Section 3.1(a) (and, for the avoidance of doubt, subject to the same review and comment rights set forth in Section 3.1(a), to the extent applicable).  Such Company shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof).

SECTION 4.  Tax Payments.

4.1                               Payment of Taxes to Tax Authority.  Parent shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a), and Spinco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(b).

4.2                               Indemnification Payments.

(a)                                 Tax Payments Made by the Parent Group.  If any Parent Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Spinco under this Agreement, Spinco will pay the amount of Taxes allocated to it to Parent not later than the later of (i) ten Business Days after receiving notification requesting such amount, and (ii) one Business Day prior to the date such payment is required to be made to such Tax Authority.

(b)                                 Tax Payments Made by the Spinco Group.  If any Spinco Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Parent under this Agreement, Parent will pay the amount of Taxes allocated to it to Spinco not later than the later of (i) ten Business Days after receiving notification requesting such amount, and (ii) one Business Day prior to the date such payment is required to be made to such Tax Authority.

4.3                               Interest on Late Payments.  Any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the rate specified for late payments in the Separation and Distribution Agreement or, if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of Section 6621(c) applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

4.4                               Tax Consequences of Payments.  For all Tax purposes, the Parties hereto shall treat (i) any payment made pursuant to this Agreement (other than payments representing interest) as either a contribution by the relevant entity or a distribution by the relevant entity (or as adjustments to such contribution or distribution) occurring immediately prior to the VRLP Distribution or the Distribution or the VRLP Contribution, as the case may be, or as a payment of an assumed or retained liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.  If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income.  For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.4 and not by Section 2.1.  To the extent that Taxes for which any Party hereto (the “Indemnifying Party”) is required to pay an Indemnified Party pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the Indemnified Party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in other Taxes actually realized by the Indemnified Party.  If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized.  If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.4 is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit.

SECTION 5.  Cooperation and Tax Contests.

5.1                               Cooperation.  In addition to the obligations enumerated in Sections 3.2 and 5.4, Parent and Spinco will cooperate (and cause their respective Subsidiaries and Representatives to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Representatives) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2                               Notices of Tax Contests.  Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may reasonably be expected to be indemnified by such other Company hereunder or (ii) Tax Items that may reasonably be expected to affect the amount or treatment of Tax Items of such other Company.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3                               Control of Tax Contests.

(a)                                 Controlling Party.  Subject to the limitations set forth in Sections 5.3(b) and 5.3(c), each Preparer (or the appropriate member of its Group) shall be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to

Section 3 of this Agreement, in which case any Non-Preparer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.”  Notwithstanding the immediately preceding sentence, if a Non-Preparer (x) acknowledges to the Preparer in writing its full liability under this Agreement to indemnify for any Tax, and (y) provides to the Preparer evidence (that is satisfactory to the Preparer as determined in the Preparer’s reasonable discretion) of the Non-Preparer’s financial readiness and capacity to make such indemnity payment, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Preparer shall be the Controlling Party (subject to Section 5.3(b)) and the Preparer shall be treated as the Non-Controlling Party.

(b)                                 Non-Controlling Party Participation Rights.  With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)                                  Parent Control in Tax Contests Relating to Distribution Taxes and the Tax-Free Status.  Notwithstanding paragraphs (a) and (b) of this Section 5.3, Parent shall be the Controlling Party with respect to (i) any Tax Contest involving Distribution Taxes, and (ii) any Tax Contest involving the qualification of the Distribution for the Tax-Free Status.

5.4                               Cooperation Regarding Tax Contests.  The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party to handle, participate in, defend, settle or contest the Tax Contest.  At the request of any Party, the other Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest.  Spinco shall assist Parent, and Parent shall assist Spinco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority.  The Indemnifying Party shall reimburse the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6.  Tax Records.

6.1                               Retention of Tax Records.  Each of Parent and Spinco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven years after the Distribution Date.

6.2                               Access to Tax Records.  Spinco shall make available, and cause its Subsidiaries to make available, to members of the Parent Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Parent Group or with respect to any Tax Contest with respect to such return.  Parent shall make available, and cause its Subsidiaries to make available, to members of the Spinco Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Spinco Group or with respect to any Tax Contest with respect to such return.

6.3                               Confidentiality.  Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority.  Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7.  Representations and Covenants.

7.1                               Covenants of Parent and Spinco.

(a)                                 Parent hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause the members of the Parent Group to, treat the applicable Transactions in accordance with the Agreed Treatment.  Spinco hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause each Subsidiary of Spinco to, treat the applicable Transactions in accordance with the Agreed Treatment.

(b)                                 Parent further covenants that, as of and following the date hereof, Parent shall not and shall cause the members of the Parent Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment.  Spinco further covenants that, as of and following the date hereof, Spinco shall not and shall cause the members of the Spinco Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment.

7.2                               Private Letter Ruling.  Parent represents that it has provided Spinco with a copy of the Ruling and the Ruling Request submitted on or prior to the Distribution Date, and agrees to provide Spinco with copies of any additional documents submitted to the IRS relating to the Ruling Request and prepared after the Distribution Date prior to the submission of such documents to the IRS in connection with the Distribution.

7.3                               Covenants of Spinco.  Without limiting the generality of the provisions of Section 7.1, Spinco, on behalf of itself and each member of the Spinco Group, agrees and covenants that Spinco and each member of the Spinco Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Spinco’s ceasing to be engaged in the active conduct of the Spinco Business within the meaning of Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Spinco’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Spinco’s stock or convert one class of Spinco’s stock into another class of its stock, (iv) liquidate or partially liquidate Spinco, (v) merge or consolidate Spinco with any other corporation, (vi) sell or otherwise dispose of (other than in the ordinary course of business) the assets of Spinco and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing fifty percent (50%) or more of the fair market value of the assets of the Spinco Group, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Spinco representing a Fifty-Percent Equity Interest in Spinco, other than a Permitted Acquisition.  Spinco further covenants that it qualifies and will qualify as a REIT for its taxable year that includes the date of the Distribution.

7.4                               Covenants of Parent.  Without limiting the generality of the provisions of Section 7.1, Parent, on behalf of itself and each member of the Parent Group, agrees and covenants that Parent and each member of the Parent Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Parent’s ceasing to be engaged in the active conduct of the Parent Business within the meaning of Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Parent’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Parent’s stock or convert one class of Parent’s stock into another class of its stock, (iv) liquidate or partially liquidate Parent, (v) merge or consolidate Parent with any other corporation, (vi) sell or otherwise dispose of (other than in the ordinary course of business) the assets of Parent and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing fifty percent (50%) or more of the fair market value of the assets of the Parent Group, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Parent representing a Fifty-Percent Equity Interest in Parent.

7.5                               Spinco Representations.  Spinco represents that it knows of no facts that would be inconsistent with (i) the VRLP Contribution qualifying as a tax-free transaction described under Sections 351(a) and 1032(a) of the Code, (ii) the VRLP Distribution with respect to Parent qualifying as a tax-free distribution under Section 731(a) of the Code, (iii) the Distribution qualifying for the Tax-Free Status, or (iv) the Separate Contribution qualifying as a partnership contribution described under Section 721(a) of the Code.  Spinco further represents that, from the time of its formation to the date of this Agreement, it has qualified as a REIT and that it has no intention, and knows no facts which would cause it, not to so qualify hereafter.

7.6                               Parent Representations.  Parent represents that it knows of no facts that would be inconsistent with (i) the VRLP Contribution qualifying as a tax-free transaction described under Sections 351(a) and 1032(a) of the Code, (ii) the VRLP Distribution with respect to Parent qualifying as a tax-free distribution under Section 731(a) of the Code, (iii) the Distribution qualifying for the Tax-Free Status, or (iv) the Separate Contribution qualifying as a partnership contribution described under Section 721(a) of the Code.

7.7                               Notices and Exceptions.

(a)                                 If Spinco or any of its Subsidiaries determines that it desires to take a Restricted Action, Spinco shall notify Parent of this fact in writing.  Nonetheless, Spinco or any of its Subsidiaries may take a Restricted Action if Parent consents in writing to such Restricted Action, or if Spinco provides Parent with Satisfactory Guidance concluding that such Restricted Action will not alter the Tax-Free Status of the Distribution in respect of Parent or Parent’s shareholders.

(b)                                 Spinco and each of its Subsidiaries agree that Parent and each Parent Indemnified Party are to have no liability for any Tax resulting from any Restricted Actions permitted pursuant to this Section 7.7 and, subject to Section 2.2, agree to indemnify and hold harmless each Parent Indemnified Party against any such Tax.  Spinco shall bear all costs incurred by it, and all reasonable costs incurred by Parent, in connection with requesting and/or obtaining any Satisfactory Guidance.

(c)                                  Spinco shall promptly notify Parent in the event that Spinco has knowledge that any of the representations made in Section 7.5 is false.

(d)                                 Parent shall promptly notify Spinco in the event that Parent has knowledge that any of the representations made in Section 7.6 is false.

7.8                               Relief.

(a)                                 For the avoidance of doubt, Parent shall have the right to seek injunctive relief to prevent Spinco or any of its Subsidiaries from taking any action that is not consistent with the covenants of Spinco or any of its Subsidiaries under Section 7.1 or 7.3.

(b)                                 Nothing in this Agreement shall be construed to give any Spinco Indemnified Party any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of such Spinco Indemnified Party that results from Parent Group’s failure to comply with the covenants in made in Section 7.1 or 7.4.

7.9                               Operating Rules.  For the avoidance of doubt, for purposes of Sections 7.3 and 7.4, (i) any arrangement whereby a Person that is a corporation has the right to satisfy an obligation to purchase property by delivering either cash or its own stock shall be treated as an arrangement to which Treasury Regulations Section 1.355-7(e) applies, (ii) the issuance of any compensatory stock or compensatory stock options, the issuance of any stock pursuant to any equity award, compensatory option, or restricted stock unit, or the repurchase of any restricted stock, if such issuance or repurchase satisfies the conditions of Treasury Regulation Section 1.355-7(d)(8)(i), shall not be taken into account, and (iii) the issuance of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation Section 1.355-7(d)(9) shall not be taken into account.

SECTION 8.  General Provisions.

8.1                               Predecessors or Successors.  Any reference to Parent, Spinco, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Parent, Spinco, such Person, or such Subsidiary, respectively, including within the meaning of Section 355(e)(4)(D) of the Code and the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, no member of the Parent Group shall be deemed to be a predecessor or successor of Spinco and no member of the Spinco Group shall be deemed to be a predecessor or successor of Parent.

8.2                               Construction.  This Agreement and so much of the Separation and Distribution Agreement as relates to the subject matter hereof shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.3                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4                               Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Parent, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: [•]
Facsimile: [•]

with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         William G. Farrar
Facsimile:                                         [•]

If to Spinco, to:

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019
Attention: [•]
Facsimile: [•]

with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         William G. Farrar
Facsimile:                                         [•]

8.5                               Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.6                               Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.7                               Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.8                               Change in Law.  Any reference to a provision of the Code, the Treasury Regulations or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9                               Authorization, Etc.  Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10                        Termination.  This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

8.11                        Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

8.12                        Third-Party Beneficiaries.  Except with respect to Parent Indemnified Parties and Spinco Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Spinco Indemnified Parties any rights or remedies against Spinco hereunder, and this Agreement is not intended to confer upon any Parent Indemnified Parties any rights or remedies against Parent hereunder.

8.13                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.14                        Waiver of Jury Trial.  The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.15                        Severability.  In the event any one or more of the provisions contained in this Agreement were to be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.16                        Waiver.  The Parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver.  A party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

8.17                        No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

8.18                        No Strict Construction; Interpretation.

(a)                                 Each of Parent and Spinco acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

Vornado Realty Trust

By:
Name: [•]
Title: [•]

Urban Edge Properties

By:
Name: [•]
Title: [•]

[Signature Page to Tax Matters Agreement]